PRESS RELEASE

Ocera Completes Interim Analysis of OCR-002 in Phase 2b STOP-HE Study for the Treatment of Acute Hepatic Encephalopathy

Independent DMC recommends continuation of study

PALO ALTO, Calif., April 1, 2015 -- Ocera Therapeutics, Inc. (NASDAQ:OCRX), a clinical stage biopharmaceutical company focused on acute and chronic orphan liver diseases, today announced successful completion of a planned interim analysis of its STOP-HE study, a double-blind placebo-controlled study of OCR-002 in patients with acute hepatic encephalopathy (HE). The study’s independent Data Monitoring Committee (DMC) reported that the trial is not futile and no drug-related safety signals have been observed in the study. Based on the DMC’s recommendation, Ocera will continue the STOP-HE study and will increase target enrollment from 140 patients to approximately 230 patients. The Company remains blinded to data reviewed by the DMC in the interim analysis.

“We are encouraged that these early data suggest a promising treatment effect with OCR-002 and a reduction in time to recovery for patients with acute hepatic encephalopathy,” said Linda S. Grais, M.D., Chief Executive Officer of Ocera. “While the new enrollment target will extend our timelines, we believe that this will enhance the likelihood of achieving a positive result at the end of the study. Treatment options for these severely ill patients are sub-optimal. We believe OCR-002 may help these patients recover more rapidly from acute episodes of HE, as well as provide pharmacoeconomic benefit to hospitals, payors and the healthcare system. With the new enrollment target, we anticipate completing this trial in the second half of 2016.”

HE is a serious, rare, progressive and episodic complication of liver cirrhosis, or liver failure, marked by mental changes including confusion, impaired motor skills, disorientation in time and space, and in its more severe form, stupor, coma and even death.

“This positive recommendation is important for the advancement of newer therapies for seriously ill HE patients who are not responding to current standard of care,” commented Jasmohan Bajaj, M.D. Dr. Bajaj, a STOP-HE study investigator, is a gastroenterologist and transplant hepatologist at Virginia Commonwealth University and the McGuire Veterans Affairs Medical Center in Richmond, Virginia. “HE in the acute care setting remains a challenging clinical condition. OCR-002 is a novel, promising therapeutic option for HE and we look forward to the speedy completion of this trial.”

STOP-HE Study Design
STOP-HE is a placebo-controlled, randomized, double-blind clinical trial designed to evaluate the safety, pharmacokinetics and efficacy of intravenously-administered OCR-002 in resolving neurocognitive symptoms of acute HE in hospitalized cirrhotic patients with elevated ammonia. Either OCR-002 or placebo is administered to patients intravenously for up to five days along with standard of care. The OCR-002 arm has been dosed with 20, 15, or 10 grams over 24 hours based on the patient’s degree of liver impairment in order to normalize drug exposure. The primary efficacy endpoint is time to meaningful clinical improvement analyzed using a 0.05 level 2-sided log-rank test of equality of time to event curves with 80% power. The pre-specified interim reassessment of sample size was conducted to assess the adequacy of the planned sample size of the study (n=140) to detect a difference between treatment arms in the median time to improvement. Using a sample size of 140 patients, the estimated median time to improvement was driven by an assumed response rate of 68% vs. 45% in OCR-002 vs. placebo arms, respectively, resulting in an approximately 50% faster median time to meaningful clinical improvement over a five day treatment period.

About Ocera
Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate) in both intravenous and oral formulations. OCR-002 is an ammonia scavenger and has been granted orphan drug designation and Fast Track status by the U.S. Food and Drug Administration (FDA) for the treatment of hyperammonemia and resultant hepatic encephalopathy in patients with acute liver failure and acute-on-chronic liver disease. For additional information, please see www.ocerainc.com.

Forward-Looking Statements
This press release contains "forward-looking" statements, including, without limitation, all statements related to the OCR-002 clinical development program, including but not limited to the potential benefits of OCR-002 to help people with acute and chronic orphan liver diseases and the expected timing of the completion of enrollment of its “STOP-HE” study. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believe," "expected," "hope," "plan," "potential," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera's current expectations. Forward-looking statements involve risks and uncertainties and Ocera's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading "Risk Factors" in Ocera's Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the SEC. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

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Susan Sharpe
Ocera Therapeutics, Inc.
Contact@ocerainc.com
919-328-1109